UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2007

StockerYale, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	000-27372	04-2114473
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

32 Hampshire Road Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

(603) 893-8778

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 29, 2007, the Board of Directors of StockerYale, Inc. (the “Company”), following a recommendation of the Governance, Nominating and Compensation Committee of the Board (the “GNC Committee”), elected Parviz Tayebati to the Board of Directors. The Board of Directors of the Company expects to appoint Mr. Tayebati to the GNC Committee.

In accordance with the Company’s Policy Regarding Compensation of Independent Directors, on November 5, 2007, the Company will grant to Mr. Tayebati an aggregate number of shares of common stock of the Company having an aggregate market value of $16,931.51, based upon the closing price per share of the common stock as reported on the Nasdaq Global Market on the date of grant. The shares of common stock shall be restricted, and the restrictions lapse as to 25% of the shares per annum on each of the first, second, third and fourth anniversaries of the date of grant. Restrictions lapse as to 100% of the shares upon the Company achieving positive cash flow from operations for two consecutive fiscal years.

On October 18, 2007, the Company acquired substantially all of the assets of Spectrode LLC (“Spectrode”) for an aggregate purchase price of $375,000, consisting of $100,000 in cash and a number of unregistered shares of the Company’s common stock with a total fair market value of $275,000. The Company issued 214,174 shares of common stock (the “Shares”) to Spectrode in connection with the acquisition, which number of Shares was calculated based on the average closing price per share of the Company’s common stock on the Nasdaq Global Market for the 10 trading day period ending on the trading day prior to the closing of the acquisition. In addition, the Company is required to pay to Spectrode a continuing royalty payment equal to 1% of sales revenue for lasers sold by the Company or any third party at any time after the closing using technology covered by a certain patent application of Spectrode. The obligation of the Company to make these royalty payments terminates (i) if one ore more U.S. or other patents are issued with respect to the technology, then upon the expiration of the last such patent to expire, or (ii) if no U.S. or other patents are issued with respect to the technology, then upon the twentieth anniversary of the closing of the acquisition.

Mr. Tayebati is the Sole Manager of Spectrode and currently owns 100% of the equity interests of Spectrode. The approximate dollar value of the amount of Mr. Tayebati’s interest in the sale of the Spectrode assets is $230,650, which includes the value of 134,075 of the Shares, which Shares Spectrode intends to distribute to Mr. Tayebati in November 2007. In addition, Mr. Tayebati is entitled to 60% of the royalty payment the Company is obligated to pay to Spectrode.

The Asset Purchase Agreement relating to the acquisition of the Spectrode assets by the Company provided that following the closing of the acquisition Mr. Tayebati would be elected to the Board of Directors of the Company, subject to the approval of the GNC Committee and the Board of Directors.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.
Date: November 2, 2007
	By:	/s/ Marianne Molleur
Marianne Molleur
Senior Vice President and Chief Financial Officer